PPLUS LMG-4
Distribution Summary	Class A 73941X627	Class B 73941X619
Number of Shares	1,316,000	1,316,000

CUSIP to be Delivered	530715AJ0	530715AJ0
Total Bonds to be Distributed	26,301,000.00	4,437,000.00
Total Cash to be Distributed	2,429,303.35	397.25

Only delivered in multiples of 50 shares
Bonds per Share	20.00	3.371580550
Cash per Share	1.8297498200	0.000301860

Only delivered to holdings not divisible by 50
Approximate Cash per Share	24.30